CORRESPONDENT CASH RESERVES
MONEY MARKET PORTFOLIOS
SUPPLEMENT TO ANNUAL REPORT
DATED DECEMBER 31, 1999

RESULTS OF SPECIAL SHAREHOLDER
 MEETING
 (UNAUDITED)

A Special Meeting of Shareholders of the
Correspondent Cash Reserves Money Market
Portfolios was held November 12, 1999. At that meeting, shareholders of the Correspondent
 Cash Reserves Tax Free Money Market Portfolio voted on the following matter:

Proposal 1:

To approve the Agreement and Plan of Conversion
 and Termination providing for the conversion of Correspondent Cash Reserves Tax Free Money
Market Portfolio into LIR Premier Tax-Free Money
Market Fund, a new series of Mitchell Hutchins
LIR Money Series:

For.............
61,044,149
Against........
2,090,508
Abstain........
2,671,825


At that time, the requisite vote to approve the proposal had not yet been obtained for the Correspondent Cash Reserves Money Market
Portfolio, and the meeting was adjourned until December 3, 1999, for that Portfolio.


At the reconvened Special Meeting on December
3, 1999, shareholders of the Correspondent Cash
Reserves Money Market Portfolio voted on the following matter:

Proposal 1:

To approve the Agreement and Plan of
Conversion and Termination providing for the
 conversion of Correspondent Cash Reserves
Money Market Portfolio into LIR Premier
Money Market Fund, a new series of Mitchell
Hutchins LIR Money Series:

For.............
858,438,623
Against........
18,023,219
Abstain........
34,329,492